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                                                             EXHIBIT (h)(28)(b)

                      Amendment No. 1 to Letter Agreement
                                    between
                              JPMorgan Chase Bank
                                      and
                    American General Life Insurance Company

The letter agreement, dated as of May 1, 2003, by and among JPMorgan Chase Bank and American General Life Insurance Company (the "Agreement") is hereby amended as follows:

Section 2(a) is hereby deleted in its entirety and replaced with the following:

   (a) In consideration of the anticipated administrative and shareholder servicing expense savings resulting from the Company's services set forth above, Morgan agrees to pay the Company a fee (the "Fee"), computed daily and paid monthly in arrears, equal to the following percent of the average daily net asset value of the shares of the Portfolios held in the subaccounts of the
Accounts:

                  JPMorgan Small Company Portfolio         __%
                  JPMorgan Mid Cap Value Portfolio         __%
                  JPMorgan International Equity Portfolio  __%

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date as of October 1, 2007.

J.P. Morgan Funds Management Inc.
(formerly JPMorgan Chase Bank)

By:
       -------------------------------
Name:
       -------------------------------
Title:
       -------------------------------

American General Life Insurance              Attest:
  Company

By:
       -----------------------------         By:   -----------------------------
Name:
       -----------------------------         Name: -----------------------------
Title:
       -----------------------------         Title -----------------------------

                                             [CORPORATE SEAL]